                                                                     EXHIBIT 5.1

                         [LATHAM & WATKINS LETTERHEAD]


                                  June 2, 1995



Food 4 Less Holdings, Inc.


777 South Harbor Boulevard

La Habra, California 90631


                 Re: FOOD 4 LESS HOLDINGS, INC.


                     REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 33-88896)


Gentlemen:


     At your request, we have examined the Registration Statement on Form S-1 (File No. 33-88896), as amended by Amendment No. 1 filed on May 24, 1995 and by Amendment No. 2 filed on June 2, 1995 (the "Registration Statement") of Food 4 Less Holdings, Inc., a Delaware corporation ("New Holdings"), which you have filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to $254,193,039 principal amount of Senior Subordinated Pay-In-Kind Debentures due 2007 (the "Debentures").



     We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the Debentures, and the indenture pursuant to which the Debentures are to be issued. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. Capitalized terms used herein without definition have the meaning given to them in the Registration Statement.


     We are opining herein as to the effect on the subject transaction only of the federal securities laws of the United States, the internal laws of the States of New York and California and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

[Letterhead]


Food 4 Less Holdings, Inc.


June 2, 1995

Page 2


     Based upon the foregoing, we are of the opinion that, upon the execution of the indenture governing the Debentures and the authentication and delivery of the Debentures and the issuance thereof in the manner described in the Registration Statement, the Debentures will be legally valid and binding obligations of the Company, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.


     We consent to your filing this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          LATHAM & WATKINS